Exhibit 99.1

Contacts:

Timothy Baker	Scott Solomon
EVP, COO and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978-256-4200	617-542-5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Record Fourth Quarter Revenue of

$74.5 million, up 75% Year-over-Year

Financial Highlights

•	Non-GAAP net income of $8.7 million, or $0.39 per diluted share, for Q4 2013, excluding acquisition costs

•	GAAP net income of $7.3 million, or $0.33 per diluted share, for Q4 2013

•	Revenues for Q4 2013 include $4.0 million royalty revenue from Tria settlement

•	Full-year revenue of $226 million, up 47% from 2012

•	$129 million in cash, short-term investments and marketable securities at year-end 2013

•	$15.4 million of common stock repurchased under previously announced repurchase program during the fourth quarter

•	Palomar acquisition remains on track to achieve $8 million to $10 million in cost synergies

WESTFORD, MA, February 12, 2014 – Cynosure, Inc. (NASDAQ: CYNO), a leader in laser- and light-based aesthetic treatments for non-invasive and minimally invasive applications, today announced financial results for the three and 12 months ended December 31, 2013. Revenues for the fourth quarter increased 75% to $74.5 million from $42.7 million for the same period of 2012, while revenues for the full year of 2013 were up 47% to $226.0 million from $153.5 million for 2012. The increase partly reflects the acquisition of Palomar Medical Technologies in June 2013.

“Cynosure completed a successful 2013 with a robust fourth quarter highlighted by growth across our products and geographies,” said Michael Davin, the Company’s President and Chief Executive Officer. “Fourth-quarter revenues reflected successful cross-selling of the Cynosure and Palomar aesthetic laser systems by our combined North American sales force, as well as the complementary nature of our international distribution network.

“It has been just over seven months since we acquired Palomar, and our integration is now substantially complete thanks to the skill, energy and dedication of our integration teams,” Davin said. “Since June we have combined key functional areas including Sales, Marketing, Compliance, Quality Assurance, Clinical, Field & Depot Service, Finance, Legal and, most recently, Information Technology. We are currently transitioning the Palomar product line to our contract manufacturing model. We expect this process, along with the expansion of our Westford headquarters to accommodate the Burlington workforce, to be completed by the end of the second quarter of this year.

“The cost and revenue synergies we achieved in the fourth quarter begin to reflect the value we expect to realize from the Palomar acquisition over the long term,” Davin said. “On an adjusted basis, excluding acquisition-related expenses, efficiencies gained through the consolidation helped to generate a fourth-quarter operating margin of 16.4%. On the revenue side, we saw strong demand for bundled systems that offer patients a broader range of aesthetic treatments. New flagship workstations such as PicoSure for the removal of tattoos and benign pigmented lesions, Vectus™ for high-volume hair removal and the versatile Icon™ Aesthetic System continue to perform extremely well.”

Recent Highlights

•	Sale of Former Palomar Headquarters: Cynosure completed the sale of the former Palomar headquarters in Burlington, MA. Proceeds of the sale, after transaction costs, were approximately $25.1 million. In an agreement with the buyer, Cynosure plans to remain in the building until the end of June 2014.

•	Settlement of Patent Infringement Lawsuits Against Tria Beauty: Cynosure announced that it will receive $10 million plus future royalty payments under a comprehensive settlement agreement with Tria Beauty, Inc. that ends the patent infringement litigation between Tria and Palomar. Cynosure will pay approximately $2 million of this revenue to Massachusetts General Hospital under an exclusive license agreement between Palomar and Massachusetts General Hospital. Cynosure recognized $4 million of this revenue in the fourth quarter of 2013.

•	New Regulatory Approvals: Cynosure received marketing authorization for its PicoSure™ Picosecond Laser Workstation in Korea from the country’s Ministry of Food and Drug Safety and in Taiwan from the Taiwan Food and Drug Administration (TFDA). In addition to PicoSure, the TFDA granted marketing authorization to two other Cynosure products: Smartlipo Triplex™ LaserBodySculpting™ Workstation, the industry’s leading laser-assisted lipolysis system designed to disrupt fat cells and tighten tissue through tissue coagulation; and Apogee+, a 755 nm Alexandrite laser for removal of hair and epidural lesions on a wide range of skin types.

•	Stock Buyback: During the fourth quarter of 2013, Cynosure purchased $15.4 million of common stock under its previously announced $25 million share repurchase program.

Business Outlook

“We believe we are well positioned for 2014 and beyond,” Davin said. “Our integration is largely complete, our products are performing well and we have multiple R&D projects, including flagship products, energy delivery systems and technology enhancements, slated for introduction over the next two years. Adding to this momentum, we have a very strong balance sheet and are well on our way toward achieving the targeted $8 million to $10 million in synergies from the Palomar acquisition in 2014.”

Fourth-Quarter Financial Results Conference Call

In conjunction with the announcement of its fourth-quarter and year-end 2013 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, and Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 100 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements relating to the transition of the Palomar product line to Cynosure’s contract manufacturing model, Cynosure’s expansion of its Westford headquarters, research and development projects, anticipated synergies from the Palomar acquisition, the receipt of payments in connection with the Tria Beauty settlement agreement, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, Cynosure’s ability to achieve anticipated synergies in calendar 2014, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Report on Form 10-Q for the third quarter of 2013, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues	$74,537	$42,669	$226,010	$153,493
Cost of revenues	29,865	17,878	95,730	64,567

Gross profit	44,672	24,791	130,280	88,926

Operating expenses
Selling and marketing	20,149	12,693	64,347	47,543
Research and development	5,123	3,192	17,473	12,972
Amortization of intangible assets acquired	1,166	342	2,114	1,368
General and administrative	9,984	4,325	52,173	14,910

Total operating expenses	36,422	20,552	136,107	76,793

Income (loss) from operations	8,250	4,239	(5,827)	12,133

Interest (expense) income, net	(103)	21	(23)	60
Other (expense) income, net	(5)	223	313	532

Income (loss) before income taxes	8,142	4,483	(5,537)	12,725

Income tax provision (benefit)	793	444	(3,890)	1,764

Net income (loss)	$7,349	$4,039	$(1,647)	$10,961

Diluted net income (loss) per share	$0.33	$0.27	$(0.09)	$0.79

Diluted weighted average shares outstanding	22,565	15,101	19,325	13,792

Basic net income (loss) per share	$0.33	$0.28	$(0.09)	$0.83

Basic weighted average shares outstanding	22,052	14,555	19,325	13,189

Condensed Consolidated Balance Sheet

(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$93,655	$86,057
Short-term investments and related financial instruments	26,633	40,617
Accounts receivable, net	36,587	17,970
Inventories	54,098	32,906
Deferred tax asset, current portion	9,341	783
Prepaid expenses and other current assets	6,891	5,149

Total current assets	227,205	183,482
Property and equipment, net	26,445	8,207
Long-term marketable securities	8,804	20,071
Goodwill and intangibles, net	150,362	21,748
Other noncurrent assets	1,678	1,061

Total assets	$414,494	$234,569

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$50,893	$25,547
Amounts due to related parties	1,268	1,896
Deferred revenue	9,163	6,319
Capital lease obligations	286	322

Total current liabilities	61,610	34,084

Capital lease obligations, net of current portion	14,957	432
Deferred revenue, net of current portion	1,010	281
Other long-term liabilities	8,565	2,265

Total stockholders’ equity	328,352	197,507

Total liabilities and stockholders’ equity	$414,494	$234,569

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisition of Palomar, for the three and twelve months ended December 31, 2013. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013	2012	2013	2012

Gross profit	$44,672	$24,791	$130,280	$88,926

Non-GAAP adjustments to gross profit:

Costs associated with the acquisition of Palomar	316	—	2,679	—

Total Non-GAAP adjustments to gross profit	316	—	2,679	—

Non-GAAP gross profit dollars	$44,988	$24,791	$132,959	$88,926

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013	2012	2013	2012

Income (loss) from operations	$8,250	$4,239	$(5,827)	$12,133

Non-GAAP adjustments to income (loss) from operations:

Costs associated with the acquisition of Palomar	3,995	—	35,030	—

Total Non-GAAP adjustments to income (loss) from operations	3,995	—	35,030	—

Non-GAAP income from operations	$12,245	$4,239	$29,203	$12,133

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013	2012	2013	2012

Net income (loss)	$7,349	$4,039	$(1,647)	$10,961

Non-GAAP adjustments to net income (loss):

Costs associated with the acquisition of Palomar	3,995	—	35,030	—
Income tax effect of Non-GAAP adjustments	(2,605)	—	(12,236)	—

Total Non-GAAP adjustments to net income (loss)	1,390	—	22,794	—

Non-GAAP net income	$8,739	$4,039	$21,147	$10,961

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2013	2012	2013	2012

Diluted net income (loss) per share	$0.33	$0.27	$(0.09)	$0.79

Costs associated with the acquisition of Palomar	0.18	—	1.76	—
Income tax effect of Non-GAAP adjustments	(0.12)	—	(0.62)	—

Total Non-GAAP adjustments to net income (loss)	0.06	—	1.15	—

Non-GAAP diluted net income per share	$0.39	$0.27	$1.06	$0.79

Weighted average shares used to compute basic and diluted net income per share	22,052	14,555	19,325	13,189

Weighted average shares used to compute Non-GAAP diluted net income per share	22,565	15,101	19,884	13,792